Exhibit 10.7

FIELDSTONE MORTGAGE COMPANY
11000 BROKEN LAND PARKWAY, SUITE 600 COLUMBIA, MARYLAND 21044 TELEPHONE (410) 772 7200 FACSIMILE (410) 772-7299

February 15, 2007

Ms. Teresa A. McDermott

4599 Rolling Meadows Way

Ellicott City, Maryland 21043

Re:	Retention Bonus Opportunity

Dear Teresa:

I am pleased to report that you will receive a retention bonus if you accept this award and satisfy the terms set forth in this letter. The opportunity to earn the retention bonus and an equity incentive award is intended to provide an inducement for you to remain in the employ of Fieldstone Mortgage Company (the “Company”).

Retention Bonus. You will receive a retention bonus of $75,000 if the transaction known as Project Diamond is completed before August 31, 2007 and you continue working for the Company from the date that Project Diamond is completed (the “Closing Date”) until the earlier of:

(i) the date that is 150 calendar days after the Closing Date (the “Retention Date”);

(ii) the date that your employment is terminated by the Company for a reason other than for Cause; or

(iii) the date that your employment ends on account of your resignation with Good Reason.

The retention bonus will not be payable if your employment ends before the Retention Date for any reason other than as described above. Thus, for example, the retention bonus will not be payable if your employment ends before Retention Date because of your death or disability or because the Company terminated your employment for Cause or you quit without Good Reason.

If you earn the retention bonus, it will be paid to you in a single cash payment on or before the date that is 45 calendar days following the Retention Date. Applicable income and employment taxes will be deducted from the payment of the retention bonus.

For purposes of the retention bonus, the term “Cause” means (i) your conviction of, or plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude, (ii) your conviction of, or plea of guilty or nolo contendre to, any other act causing material detriment to the Company that involves dishonesty or fraud, including misappropriation or embezzlement or (iii) a determination by the Company’s Board of Directors that you materially breached an obligation not to compete with the Company, solicit Company employees, clients or customers or disclose confidential information.

February 15, 2007

Ms. Teresa A. McDermott

For purposes of the retention bonus, the term “Good Reason” means that, after the Closing Date and without your consent, (i) a material reduction in your base salary or (ii) a required relocation of your principal place of employment to a location that is more than 25 miles from your principal place of employment immediately preceding the Closing Date.

Restricted Equity Awards. Following the Closing Date, employees of the Company will be eligible to be included in the equity based long term incentive plan (the “REI Plan”) of the Project Diamond acquirer, pursuant to which equity interests (“REI”) may be awarded to certain key employees. In recognition of your value to the Company prior to the Closing Date and the anticipated value to the Company after the Closing Date, provided you remain in the employ of the Company through the later of the Closing Date and July 1, 2007, you will be awarded a grant of REI of $80,000, which is equivalent to an interest in the Project Diamond acquirer, which will be determined using the June 30, 2007 book value of acquirer. The REI will be awarded pursuant to and in accordance with the terms of the REI Plan. A summary term sheet describing the REI Plan is being provided herewith.

Incentive Bonus. It is anticipated that after the Closing Date the Company will transition to a fiscal year ending each June 30. In light of that change and the anticipated schedule for completing Project Diamond, you will not receive an incentive bonus for the fiscal year ending June 30, 2007. If you remain actively employed by the Company and in good standing through June 30, 2008, you will be eligible to be included in the Company’s incentive bonus plan for the fiscal year ending June 30, 2008, on the terms prescribed by the Company in its sole discretion.

If you accept and agree to the terms set forth above, please sign a copy of this letter in the space below and send the signed copy to me.

Thank you for your continued commitment to building the Company and your dedication to our shared success. If you have any questions regarding this letter, please call me at (410) 772-7211. I look forward to your continued success as part of Team Fieldstone in the future.

Sincerely,	AGREED AND ACCEPTED:

/s/ Michael J. Sonnenfeld	/s/ Teresa McDermott	2/15/07
Michael J. Sonnenfeld	[Name]	[Date]
President